Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the thinkorswim Group Inc. Second Amended and Restated 2001 Stock Option Plan, thinkorswim Group Inc. Amended and Restated 2004 Restricted Stock Plan, Telescan, Inc. Amended and Restated 1995 Stock Option Plan, Telescan, Inc. 2000 Stock Option Plan, Telescan, Inc. Amended and Restated Stock Option Plan of our report dated November 25, 2008, with respect to the consolidated financial statements of TD AMERITRADE Holding Corporation, and the effectiveness of internal control over financial reporting of TD AMERITRADE Holding Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2008, filed with the Securities and Exchange Commission.
Minneapolis, Minnesota
June 18, 2009